Exhibit 99.1

NOVA LIFESTYLE, INC. REPORTS THIRD QUARTER 2011 REVENUE UP 61%, NET INCOME UP 94%, PROVIDES 2012 FINANCIAL GUIDANCE

CALIFORNIA, November 15, 2011 /PRNewswire/ -- Nova Lifestyle, Inc. (“Nova” or “Nova Lifestyle”) (OTCBB: STVS; website: www.novalifestyle.com), an innovative global designer and modern lifestyle furniture company headquartered in California, today announced its financial results for the third quarter ended September 30, 2011, as reported on its quarterly report on Form 10-Q filed on November 14, 2011.

THIRD QUARTER 2011 HIGHLIGHTS

-	Record revenue of $11.2 million, an increase of 61% year-over-year
-	Gross profit increased 102% to $3.19 million
-	Gross margin increased to 29% from 23% in the same period last year
-	Record net income of $1.7 million, an increase of 94% year-over-year
-	Net margins increased to 15% from 12% in the same period 2010
-	Acquired Diamond Sofa (www.diamondsofa.com), an urban contemporary national furniture brand sold to major U.S. furniture companies
-	2012 Guidance: Anticipate revenue of between $73 and $75 million and net income of between $13 and $14 million from organic growth

	Three Months Ended September 30, 2011	Three Months Ended September 30, 2010	YoY% Change
Revenue	$11,187,474	$6,945,017	61%
Gross Profit	$3,192,702	$1,583,374	102%
Gross Profit Margin	29%	23%
Operating Income	$2,000,388	$1,057,594	89%
Operating Margin	18%	15%
Net Income	$1,681,589	$865,218	94%
Net Income Margin	15%	12%
Diluted EPS	$0.10	$0.09	11%

MANAGEMENT COMMENTS

Tawny Lam, President of Nova Lifestyle, commented: “We are pleased with our strong growth and performance in the third quarter of 2011. Our acquisition of Diamond Sofa, a well-recognized brand in the U.S with a niche in the urban contemporary furniture market, provides us with a strong distribution channel to the top 100 U.S. furniture companies. We look forward to expanding our e-commerce business and continuing to market our Nova-branded products to the international markets. Our strong revenue and net income growth, as well as our increase in margins, demonstrate consumers’ appetite for our modern contemporary products. We look forward to a year of record revenue and earnings in 2011.”

REVENUE

Revenue was $11.19 million in the third quarter 2011, an increase of $4.24 million or 61% year-over-year. The increase in revenue was due to a 66% increase in sales volume as well as our acquisition of the Diamond Sofa brand, which contributed $1.04 million in additional sales for the quarter. Our largest selling product categories for the third quarter 2011 were chairs, sofas and cupboards, which accounted for approximately 19%, 18% and 17% of sales. Sales to international markets increased $4.00 million year-over-year to $8.5 million in the third quarter 2011, principally as a result of our increased sales in North America. Overall sales in China also increased, with sales of $2.69 million in the third quarter 2011 compared to $2.44 million in 2010. Sales from franchisees selling Nova-branded products in China contributed approximately $1.49 million, constituting 58% of total China sales during the third quarter 2011, compared to $0.44 million or 18% in the same period of 2010. Nova commenced sales through branded franchise stores in the first half of 2010 and anticipates increasing sales volume in China as we continue to expand our franchise network.

GROSS PROFIT

Gross profit increased 102% to $3.19 million in the third quarter 2011. Gross profit margin increased to 29% in third quarter 2011 from 23% in the same period last year, primarily as a result of increased sales volume and changes in our sales and marketing strategy to expand in the U.S. and China markets. Management believes that gross profit margin will stabilize at approximately 30% going forward as our product mix broadens, sales volume increases and Nova adjusts pricing based on rising raw material costs.

OPERATING EXPENSES

Operating expenses, consisting of selling, general and administrative expenses, were $1.19 million for the third quarter 2011, an increase of 127% compared to the same period last year, as expected. Selling expense increased as we continued expanding in the China retail market by hiring additional sales staff and increasing advertising and promotional marketing. General and administration expense increased because of costs associated with workforce expansion in China and expense related to our acquisitions in 2011 of Nova Furniture and the Diamond Sofa brand.

NET INCOME

Net income was $1.68 million in the third quarter 2011, an increase of 94% year-over-year. Net profit margin was 15%, an increase of 3% from the 2010 period.

ABOUT NOVA LIFESTYLE, INC.

Nova Lifestyle, Inc., a U.S. company headquartered in California, is an innovative designer and modern lifestyle furniture company. Nova’s products are made in the U.S. and Asia, and marketed worldwide. Nova’s collections of lifestyle furniture brands include Diamond Sofa (www.diamondsofa.com), Colorful World, Giorgio Mobili and others. Nova’s products feature urban contemporary styles with comfort and functionality in matching furniture collections and upscale luxury designs appealing to lifestyle-conscious middle and upper middle-income consumers. To learn more about Nova Lifestyle, Inc., please visit www.novalifestyle.com.

SAFE HARBOR STATEMENT

All statements in this press release that are not historical are forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company’s expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Nova’s current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Nova’s filings with the Securities and Exchange Commission.

CORPORATE CONTACT:
Tawny Lam
President, Nova Lifestyle, Inc.
Tel: (323) 888-9999
Email: info@novalifestyle.com
www.novalifestyle.com
www.diamondsofa.com

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	September 30, 2011	December 31, 2010
	(Unaudited)
Assets

Current Assets
Cash and cash equivalents	$4,175,068	$985,004
Accounts receivable	12,070,744	5,921,872
Accounts receivable - related party	263,678	565,170
Advance to suppliers	352,201	277,081
Inventory	1,513,444	1,017,704
Other current assets	246,479	175,323
Deferred tax asset	120,093	115,237

Total Current Assets	18,741,707	9,057,391

Noncurrent Assets
Heritage and cultural assets	127,859	--
Plant, property and equipment, net	8,659,805	8,192,937
Construction in progress	--	75,498
Other assets	631,772	--
Goodwill	218,606	--
Intangible assets, net	730,685	471,812

Total Noncurrent Assets	10,368,727	8,740,247

Total Assets	$29,110,434	$17,797,638

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
SEPTEMBER 30, 2011 (UNAUDITED) AND DECEMBER 31, 2010

	September 30, 2011	December 31, 2010
	(Unaudited)
Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$4,377,464	$1,160,634
Advance from customers	--	25,016
Accrued expenses and other payables	780,423	1,065,421
Taxes payable	635,349	197,785
Due to related party	--	197,776

Total Current Liabilities	5,793,236	2,646,632

Noncurrent Liabilities
Deferred rent payable	55,083	43,169
Deferred tax liability, net	18,329	1,274
Income tax payable	2,586,224	2,368,795

Total Noncurrent Liabilities	2,659,636	2,413,238

Total Liabilities	8,452,872	5,059,870

Contingencies and Commitments

Stockholders' Equity
Common stock, $0.001 par value; 75,000,000 shares authorized, 17,898,267 and 11,920,000 shares issued and outstanding as of September 30, 2011, and December 31, 2010, respectively	17,898	11,920
Additional paid-in capital	17,074,535	10,900,580
Subscription receivable	(1,950,000)	--
Statutory reserves	6,241	6,241
Accumulated other comprehensive income	2,034,960	1,611,756
Retained earnings	3,473,928	207,271

Total Stockholders' Equity	20,657,562	12,737,768

Total Liabilities and Stockholders' Equity	$29,110,434	$17,797,638

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2011	2010	2011	2010

Net Sales (Including sales to related party of $902,638 and $1,154,971 during the nine months ended September 30, 2011 and 2010; and $277,056 and $414,335 during the three months ended September 30, 2011 and 2010, respectively)	$26,079,694	$22,040,134	$11,187,474	$6,945,017

Cost of Sales	18,645,205	16,856,588	7,994,772	5,361,643

Gross Profit	7,434,489	5,183,546	3,192,702	1,583,374

Operating Expenses
Selling expenses	1,216,546	722,119	421,437	246,354
General and administrative expenses	2,187,875	795,379	770,877	279,426

Total Operating Expenses	3,404,421	1,517,498	1,192,314	525,780

Income From Operations	4,030,068	3,666,048	2,000,388	1,057,594

Other Income (Expenses)
Non-operating income	21,719	12,654	11,245	11,950
Foreign exchange transaction gain (loss)	(79,450)	16,890	(18,721)	19,029
Financial expense	(49,821)	(15,849)	(33,499)	(4,085)

Total Other Expenses, Net	(107,552)	13,695	(40,975)	26,894

Income Before Income Tax	3,922,516	3,679,743	1,959,413	1,084,488

Income Tax Expense	655,859	732,108	277,824	219,270

Net Income	3,266,657	2,947,635	1,681,589	865,218

Other Comprehensive Income
Foreign currency translation	423,204	201,567	187,219	135,480

Comprehensive Income	$3,689,861	$3,149,202	$1,868,808	$1,000,698

Basic weighted average shares outstanding	13,451,350	9,685,000	16,431,723	9,685,000
Diluted weighted average shares outstanding	13,522,150	9,685,000	16,641,815	9,685,000

Basic net earnings per share	$0.24	$0.30	$0.10	$0.09
Diluted net earnings per share	$0.24	$0.30	$0.10	$0.09

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 (UNAUDITED)

	2011	2010

Cash Flows From Operating Activities
Net Income	$3,266,657	$2,947,635
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	477,996	273,056
Changes in operating assets and liabilities:
Accounts receivable	(4,903,096)	(3,378,842)
Accounts receivable - related party	250,573	6,940
Advance to suppliers	(62,051)	(1,178,648)
Inventory	325,593	1,474,721
Other current assets	(68,076)	87,429
Accounts payable	1,412,664	721,682
Advance from customers	(25,498)	61,647
Accrued expenses and other payables	(457,172)	119,352
Deferred rent payable	9,873	3,607
Taxes payable	539,340	832,587

Net Cash Provided by Operating Activities	766,803	1,971,166

Cash Flows From Investing Activities
Deposit on factory construction	(617,906)	--
Cash received from acquired subsidiary	141,231	--
Acquisition of Diamond Bar Outdoors, Inc.	(450,000)	--
Acquisition of intangible assets	(200,000)	--
Acquisition of heritage and cultural assets	(125,053)	--
Acquisition of property and equipment	(348,488)	(632,280)
Construction in progress	--	(2,783,614)

Net Cash Used in Investing Activities	(1,600,216)	(3,415,894)

Cash Flows From Financing Activities
Advance to related parties	(1,556,901)	(759,814)
Proceeds from subscription receivable	450,000	--
Repayment from related parties	1,355,314	830,243
Proceeds from private placement	3,859,933	--
Payment for note payable	(80,000)	--
Contribution by cash	--	500,000
Dividend paid	--	(712,370)

Net Cash Provided by (Used in) Financing Activities	$4,028,346	$(141,941)

NOVA LIFESTYLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011 AND 2010 (UNAUDITED)

	2011	2010

Effect of Exchange Rate Changes on Cash and Cash Equivalents	$(4,869)	$14,178

Net increase (decrease) in cash and cash equivalents	3,190,064	(1,572,491)

Cash and cash equivalents, beginning of the period	985,004	2,172,266

Cash and cash equivalents, ending of the period	$4,175,068	$599,775

Supplemental Disclosure of Cash Flow Information

Cash paid during the period for:
Income tax payments	$122,746	$61,210

Supplemental Disclosure of Non-Cash Financing Activities

Subscription receivable from sales of common stock	$2,400,000	$--